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EXHIBIT 11.  Statement Re:  Earnings Per Share *

National Commerce Bancorporation and Subsidiaries
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                                                      Year Ended December 31
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
                                                  (amounts in thousands, except
                                                       per share amounts)
Primary:
 Average shares outstanding                        24,547     24,690     24,476
 Less leveraged ESOP shares                          (110)       (53)       (75)
 Net effect of the assumed
  exercise of stock options -
  based upon the treasury stock
  method using average market
  price                                               612        612        650
                                                  -------    -------    -------
     Total                                         25,049     25,249     25,051
                                                  =======    =======    =======
  Net income                                      $57,513    $49,035    $44,342
  Per share amount                                $  2.30    $  1.94    $  1.77
                                                  =======    =======    =======

Fully diluted:
 Average shares outstanding                        24,547     24,690     24,476
 Less leveraged ESOP shares                          (110)       (53)       (75)
 Net effect of the assumed
  exercise of stock options -
  based on the treasury stock
  method using higher of year-end
  or average market price                             661        628        664
                                                  -------    -------    -------
     Total                                         25,098     25,265     25,065
                                                  =======    =======    =======

  Net income                                      $57,513    $49,035    $44,342
  Per share amount                                $  2.29    $  1.94    $  1.77
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* Reflects all stock splits and stock dividends declared through December 31,
  1996.